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                                                                   EXHIBIT 10.22

                         VIEWLOCITY EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") dated December 20, 2002 (the "Effective Date") is executed by and between VIEWLOCITY, INC. and its successors and assigns (collectively "Viewlocity") and Michael Sherman ("Executive").

The parties agree as follows:

1.   EMPLOYMENT.

1.1. EMPLOYMENT. Viewlocity hereby agrees to employ Executive, and Executive hereby agrees to be employed by Viewlocity, upon the terms and subject to the conditions set forth in this Agreement.

1.2. TERM OF EMPLOYMENT. The period of Executive's employment under this Agreement shall begin as of the Effective Date and shall continue until terminated in accordance with Section 3 below. As used in this Agreement, the phrase "Employment Term" refers to Executive's period of employment from the date of this Agreement until the date his employment is terminated.

1.3.    DUTIES AND RESPONSIBILITIES.

        (a) Viewlocity will employ Executive as its Chief Technology Officer. In such capacity, Executive shall perform the customary duties and have the customary responsibilities of such position and such other duties as may be assigned to Executive from time to time by Board of Directors of Viewlocity (the "Board") or Executive's direct superiors.

        (b) Executive agrees to devote Executive's full business time, attention, skill, and effort exclusively to the performance of the duties that Viewlocity may assign Executive from time to time. Executive may not engage in any business activities or render any services of a business, commercial, or professional nature for compensation for the benefit of anyone other than Viewlocity, unless Viewlocity consents in writing, it being agreed that Viewlocity will not withhold its consent to any activity which is not competitive with Viewlocity's business and does not interfere with the performance by Executive of Executive's duties and obligations to Viewlocity under this Agreement. This Agreement does not prohibit the investment of a reasonable part of Executive's assets in the stock of a company whose stock is traded on a national stock exchange.

        (c) Executive agrees (i) to comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) to comply with Viewlocity's rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business or employment without the written consent of Viewlocity except as otherwise specifically provided herein.

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1.4.    EMPLOYMENT AT WILL. Executive's employment under this Agreement may be terminated at any time by either party, at will. This Agreement does not alter the at-will employment relationship.

2.   COMPENSATION; EXPENSES; ADDITIONAL EMPLOYMENT BENEFITS.

2.1. BASE SALARY. Effective as of the closing date of the Merger and Investment (as those terms are defined herein) and during the balance of the Employment Term, Viewlocity shall pay Executive a base salary at the annual rate of $180,000 per year or such rate as may be determined from time to time by the Board in its sole discretion ("Base Salary"). Such Base Salary shall be paid in accordance with Viewlocity's standard payroll practice for executives.

2.2. BONUS. During the Employment Term, Executive shall be eligible to receive a cash bonus and/or commission in accordance with the terms and conditions set by the Board each year. The amount of the bonus will be determined based upon achievement of performance goals established by the Board in its sole discretion.

2.3.    STOCK OPTIONS.

        (a) Executive will be eligible for consideration for grants of stock options in accordance with the terms and conditions of Viewlocity's Stock Option Plan (or successor stock option plan adopted by Viewlocity during the term of this Agreement). The decision as to whether to grant options under the plan to Executive (and, if so, how many) will be solely within the discretion of the Board.

        (b) In the event that a Change in Control (as defined in Section 3.6(b) below) occurs during the Employment Term, then the vesting schedule applicable to any outstanding stock options granted to Executive shall be accelerated by 12 months as of the date of the Change in Control.

2.4. BENEFIT PLANS; FRINGE BENEFITS. Executive shall be eligible to participate in or receive benefits under any pension plan, 401(k) savings plan, nonqualified deferred compensation plan, supplemental executive retirement plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by Viewlocity to executives in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in this Agreement.

2.5. VACATION. Executive will receive three weeks paid vacation each year during the Employment Term.

2.6. REIMBURSEMENT OF BUSINESS EXPENSES. Viewlocity will reimburse Executive for all reasonable business-related expenses incurred by Executive in the performance of his duties under this Agreement, provided that Executive presents vouchers for such expenses or other evidence thereof to Viewlocity in accordance with Viewlocity's general reimbursement policy in effect for Viewlocity's executives.

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3.   TERMINATION OF EMPLOYMENT.

Executive's employment under this Agreement may be terminated upon the occurrence of any of the events under any of the circumstances set forth in this
Section 3. Upon termination, Executive (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 4 below, and, if applicable, Section 5 below.

3.1.    DEATH. Executive's employment shall terminate upon Executive's death.

3.2. TOTAL DISABILITY. Viewlocity may terminate Executive's employment upon his becoming "Totally Disabled". For purposes of this Agreement, Executive shall be "Totally Disabled" if the Board determines that Executive is physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of Executive's job, even with reasonable accommodation. All determinations by the Board pursuant to this Section 3.2 will be final and binding upon Executive.

3.3. TERMINATION FOR CAUSE. Viewlocity may terminate Executive's employment for "Cause" at any time after providing written notice to Executive.

        (a) For purposes of this Agreement, the term "Cause" shall mean any of the following: (i) conviction of a crime (including conviction on a nolo contendere plea) involving the commission by Executive of a felony or of a criminal act involving, in the good faith judgment of Board fraud, dishonesty, or moral turpitude; (ii) deliberate and continual refusal to perform employment duties reasonably requested by Viewlocity or an affiliate after thirty (30) days' written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (iii) fraud or embezzlement determined in accordance with Viewlocity's normal, internal investigative procedures consistently applied in comparable circumstances; (iv) gross misconduct or gross negligence in connection with the business of Viewlocity or an affiliate which has a substantial adverse effect on Viewlocity or the affiliate;
             (v) a material breach of any of Executive's obligations under this Agreement, or (vi) breach of any of the covenants set forth in Sections 6 or 7 of this Agreement.

        (b) Regardless of whether Executive's employment initially was considered to be terminated for any reason other than Cause, Executive's employment will be considered to have been terminated for Cause for purposes of this Agreement if the Board subsequently determines that Executive engaged in an act constituting Cause.

3.4. TERMINATION BY VIEWLOCITY WITHOUT CAUSE. Viewlocity may terminate Executive's employment under this Agreement without Cause after providing written notice to Executive.

3.5. TERMINATION BY EXECUTIVE. Executive may terminate his employment under this Agreement after providing fifteen days' written notice to Viewlocity.

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3.6.    TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate his employment under this Agreement for "Good Reason" after providing written notice to Viewlocity.

        (a) GOOD REASON. Termination of employment by Executive for "Good Reason" shall be deemed to have occurred only if Executive provides written notice of termination within one month after the occurrence of any of the following:

             (i)    A reduction in Executive's Base Salary by more than 15%.

             (ii) The failure by Viewlocity to obtain an assumption of the obligations of Viewlocity under this Agreement by any successor to Viewlocity.

        (b) CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred as of the first day any one or more of the following conditions shall be have been satisfied:

             (i) Any person (other than any investor (as defined below), a trustee or other fiduciary holding securities under an employee benefit plan of Viewlocity, or a corporation owned directly or indirectly by the stockholders of Viewlocity in substantially the same proportions as their ownership of stock of Viewlocity), becomes the beneficial owner, directly or indirectly, of securities of Viewlocity representing a controlling interest of the combined voting power of Viewlocity's then outstanding securities; or

             (ii) The stockholders of Viewlocity approve: (A) a plan of complete liquidation of Viewlocity; or (B) an agreement for the sale or disposition of all or substantially all Viewlocity's assets; or (C) a merger, consolidation, or reorganization of Viewlocity with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of Viewlocity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%)of the combined voting power of the voting securities of Viewlocity (or such surviving entity) immediately after such merger, consolidation, or reorganization.

             (iii) The parties agree and acknowledge that: (i) Viewlocity has executed a merger agreement with SynQuest, Inc. (the "Merger"); and (ii) the Merger is coupled with an investment into the surviving entity (resulting from the Merger) by existing and new investors (the "Investment"). Notwithstanding any other term of this Agreement, in no event shall a Change in Control be deemed to occur upon any agreement for the sale or disposition of all or substantially all Viewlocity's assets, merger, consolidation, reorganization or recapitalization in any way connected with or relating to the Merger or Investment (each an "Exempt Transaction"). The Board shall have the right, in its sole and final

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                    discretion, to determine whether any transaction(s) shall be deemed an Exempt Transaction.

3.7. NOTICE OF TERMINATION. Any termination of Executive's employment by Viewlocity or by Executive (other than by reason of Executive's death) shall be communicated by written Notice of Termination to the other party in accordance with Section 12 below. For purposes of this Agreement, a "Notice of Termination" shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon to terminate Executive's employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

3.8. DATE OF TERMINATION. The effective date of Executive's termination of employment (the "Termination Date") shall be (i) in the event of his death, the date of death; (ii) in the event of termination for Total Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period); and (iii) in the event of any other termination, the date specified in the Notice of Termination.

4.   COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT.

Upon termination of Executive's employment under this Agreement, Executive (or his designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

4.1. EARNED BUT UNPAID COMPENSATION. Viewlocity shall pay Executive any accrued but unpaid Base Salary, bonus and/or commission, as applicable, for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued to the date of termination.

4.2. OTHER COMPENSATION AND BENEFITS. Except as may be provided under this Agreement,

        (a) any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 2.3 and 2.4 above shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and

        (b) Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

4.3. SET-OFF. If Executive has any outstanding obligations to Viewlocity at the time this Agreement terminates for any reason, Executive acknowledges that Viewlocity is authorized to deduct any amounts owed to Viewlocity from Executive's final paycheck and/or from any amounts that would otherwise be due to Executive.

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5.   ADDITIONAL COMPENSATION PAYABLE FOLLOWING TERMINATION WITHOUT CAUSE OR
     TERMINATION FOR GOOD REASON.

5.1. REQUIREMENTS FOR ADDITIONAL COMPENSATION. In addition to the compensation set forth in Section 4 above, Executive will receive the additional compensation and benefits set forth in Section 5.2 below, if the following requirements are met:

        (a)  Executive's employment is terminated by Viewlocity pursuant to
             Section 3.4 above for reasons other than death, Total Disability or Cause, or Executive terminates employment for Good Reason pursuant to Section 3.6 above; and

        (b) Executive executes a separation agreement and release in a form satisfactory to Viewlocity on or after his Termination Date.

5.2. ADDITIONAL COMPENSATION. Viewlocity shall provide Executive with the following compensation and benefits:

        (a) BASE SALARY. Viewlocity shall pay Executive his full base salary as determined under Section 2.1 at the rate in effect on his Termination Date, as if his employment had continued until the end of (i) 9-month period following the Termination Date if Viewlocity terminates Executive's employment pursuant to Section 3.4 above for reasons other than death or Total Disability, or (ii) 9-month period following the Termination Date if Executive terminates employment for Good Reason pursuant to Section 3.6 above. Any such payment shall be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment.

        (b) GROUP HEALTH BENEFITS. If Executive elects to continue group health benefits coverage in accordance with the COBRA coverage continuation requirements, Viewlocity will pay the full cost of the COBRA coverage premiums during the time period beginning on the Termination Date and ending on the earlier of the last day of the 7-month period following the Termination Date or the date such COBRA coverage terminates.

        (c) ACCELERATION OF STOCK OPTION VESTING FOLLOWING A CHANGE IN CONTROL. In the event that Executive's Termination Date occurs after the occurrence of a Change in Control (as defined in Section 3.6(b) above), then all outstanding stock options granted to Executive shall become vested and immediately exercisable as of the Termination Date.

6.   WORK PRODUCT.

6.1. Executive's employment duties may include inventing in areas directly or indirectly related to the business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product shall constitute work made for hire. If (a) any of the Work Product may not be considered work made for hire, or (b) ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in Viewlocity, then, without further consideration, Executive assigns

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        all presently-existing Work Product to Viewlocity, and agrees to assign, and automatically assign, all future Work Product to Viewlocity.

6.2. Viewlocity will have the right to obtain and hold in its own name copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At Viewlocity's request, Executive agrees to perform, during or after Executive's employment with Viewlocity, any acts to transfer, perfect and defend the Viewlocity's ownership of the Work Product, including, but not limited to: (a) executing all documents (including a formal assignment to Viewlocity) necessary for filing an application or registration for protection of the Work Product (an "Application"), (b) explaining the nature of the Work Product to persons designated by Viewlocity, (c) reviewing Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications.

6.3. Executive agrees to provide Viewlocity with a written description of any Work Product in which Executive is involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.

7.   RESTRICTIVE COVENANTS.

Executive acknowledges that the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of Viewlocity, and will not impair or infringe upon Executive's right to work or earn a living after Executive's employment with Viewlocity ends.

7.1. TRADE SECRETS AND CONFIDENTIAL INFORMATION. Executive represents and warrants that: (a) Executive is not subject to any legal or contractual duty or agreement that would prevent or prohibit Executive from performing Executive's duties for Viewlocity or otherwise complying with this Agreement, and (b) Executive is not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.

        (a) Executive agrees that Executive will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than Viewlocity's Business, except as authorized in writing by Viewlocity; (ii) during Executive's employment with Viewlocity use, disclose, or reverse engineer (A) any confidential information or trade secrets of any former employer or third party, or (B) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Executive's resignation or termination (A) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Executive's possession or control, or (B) destroy, delete, or alter the Trade Secrets or Confidential Information without Viewlocity's written consent.

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        (b)  The obligations under this Section 7.1 shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period.

        (c) The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which Viewlocity is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

7.2. NON-SOLICITATION OF CUSTOMERS. During the Restricted Period, Executive will not directly or indirectly solicit any Customer of Viewlocity for the purpose of providing supply chain software and related services competitive with the Business. The restrictions set forth in this
        Section 7.2 apply only to the Customers with whom Executive had Contact.

7.3. NON-RECRUITMENT OF EMPLOYEES. During the Restricted Period, Executive will not directly or indirectly solicit, recruit or induce any Employee with whom Executive had contact to (a) terminate his or her employment relationship with Viewlocity or (b) work for any other person or entity engaged in the Business.

7.4. RETURN OF MATERIALS. Upon the request of Viewlocity and, in any event, upon the termination of Executive's employment, Executive must return to Viewlocity and leave at Viewlocity's disposal all laptop computers, phones, pagers and other tangible property of Viewlocity, together with all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of Viewlocity or Executive's specific duties for Viewlocity, including all copies of such materials. Executive must also return to Viewlocity and leave at Viewlocity's disposal all materials involving any Trade Secrets of Viewlocity. This Section 7.4 is intended to apply to all materials made or compiled by Executive, as well as to all materials furnished to Executive by anyone else in connection with Executive's employment.

7.5.    DEFINITIONS. For purposes of this Section 7 -

        (a) "Business" means the business of supply chain software and related services.

        (b) "Confidential Information" means (a) information of Viewlocity, to the extent not considered a Trade Secret under applicable law, that
             (i) relates to the business of Viewlocity, (ii) possesses an element of value to Viewlocity, (iii) is not generally known to Viewlocity's competitors, and (iv) would damage Viewlocity if disclosed, and (b) information of any third party provided to Viewlocity which Viewlocity is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of Viewlocity,
             (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information

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             regarding independent contractors, employees, clients and customers of Viewlocity, and (vi) information concerning Viewlocity's financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

        (c) "Contact" means any interaction between Executive and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of Viewlocity and (ii) occurs during the last year of Executive's employment with Viewlocity (or during Executive's employment if employed less than a year).

        (d) "Customer" means any person or entity to whom Viewlocity has sold its products or services, or solicited to sell its products or services.

        (e) "Employee" means any person who (i) is employed by Viewlocity at the time Executive's employment with Viewlocity ends, (ii) was employed by Viewlocity during the last year of Executive's employment with Viewlocity (or during Executive's employment if employed less than a year), or (iii) is employed by Viewlocity during the Restricted Period.

        (f) "Restricted Period" means the time period during Executive's employment with Viewlocity, and for one year after Executive's employment with Viewlocity ends.

        (g) "Trade Secrets" means information of Viewlocity, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

8.   ENFORCEMENT OF COVENANTS.

8.1. TERMINATION OF EMPLOYMENT AND FORFEITURE OF COMPENSATION. Executive agrees that in the event that Viewlocity determines that he has breached any of the covenants set forth in Section 6 or 7 above during his employment, Viewlocity shall have the right to terminate his employment for Cause. In addition, Executive agrees that if Viewlocity determines that he has breached any of the covenants set forth in Section 6 or 7 at any time, Viewlocity shall have the right to discontinue any or all remaining benefits payable pursuant to Section 5 above, as applicable. Such termination of employment or

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        discontinuance of benefits shall be in addition to and shall not limit any and all other rights and remedies that Viewlocity may have against Executive.

8.2. RIGHT TO INJUNCTION. Executive acknowledges that a breach of the covenants set forth in Section 6 or 7 above will cause irreparable damage to Viewlocity with respect to which Viewlocity's remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this section by Executive, Executive and Viewlocity agree that Viewlocity shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity: (a) injunctions, both preliminary and permanent, enjoining or retraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; provided, however, that if such court requires a bond despite the terms hereof, Executive agrees and stipulates that a $10,000 bond shall be sufficient; and (b) recovery of all reasonable sums expended and costs, including reasonable attorney's fees, incurred by Viewlocity to enforce the covenants set forth in Section 6 or 7.

8.3. SEPARABILITY OF COVENANTS. The covenants contained in Sections 6 and 7 above constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 6 or 7 permitted by applicable laws, Executive and Viewlocity agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and Viewlocity further agree that the covenants in Sections 6 and 7 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against Viewlocity whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Viewlocity of any of the covenants set forth in Section 6 or 7.

9.   SUCCESSORS AND ASSIGNMENT.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

9.1. VIEWLOCITY SUCCESSOR. Viewlocity shall require any person (or persons acting as a group) who acquires ownership or effective control of Viewlocity or ownership of a substantial portion of the business or assets of Viewlocity (whether direct or indirect, by purchase, merger, consolidation or otherwise) expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Viewlocity would be required to perform it if no such acquisition had taken place. As used in this Agreement, "Viewlocity" shall mean Viewlocity as defined in the first sentence of this Agreement

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        and any person (or group) who acquires ownership or effective control of
        Viewlocity or ownership of a substantial portion of the business or assets of Viewlocity or which otherwise becomes bound by all the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise.

9.2. ASSIGNMENT BY EXECUTIVE. The rights and benefits of Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Section 9.2 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death.

10.  ENTIRE AGREEMENT; AMENDMENT.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and Viewlocity or any of its subsidiaries or affiliated entities relating to the terms of Executive's employment. It may not be amended except by a written agreement signed by both parties.

11.  GOVERNING LAW; JURISDICTION AND VENUE.

11.1. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Georgia, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

11.2. CONSENT TO JURISDICTION AND VENUE. Executive agrees that any claim arising out of or relating to this Agreement shall be (a) brought in the Superior Court of Fulton County, Georgia, or (b) brought in or removed to the United States District Court for the Northern District of Georgia, Atlanta Division. Executive consents to the personal jurisdiction of the courts identified above. Executive waives (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

12.  NOTICES.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

        To Viewlocity:

        Viewlocity, Inc.
        3475 Piedmont Road
        Suite 1700
        Atlanta, Georgia 30305
        Attention: CEO

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        To Executive:

        At the address set forth below

13.  MISCELLANEOUS.

13.1. NON-DISCLOSURE OF AGREEMENT TERMS. Executive agrees that he will not disclose the terms of this Agreement to any third party other than his immediate family, attorney, accountants, or other consultants or advisors or except as may be required by any governmental authority.

13.2. NO CLAIM AGAINST ASSETS. Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of Viewlocity or as imposing any trustee relationship upon Viewlocity in respect of Executive. Viewlocity shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Executive's rights under this Agreement shall be limited to those of an unsecured general creditor of Viewlocity and its affiliates.

13.3. WITHHOLDING OF TAXES. Viewlocity shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

13.4. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.5.   SEPARABILITY. If any term or provision of this Agreement, other than
        Section 6, 7 or 8 above, is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

13.6. HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

13.7. RULES OF CONSTRUCTION. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

13.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year set forth below.

VIEWLOCITY, INC.                             EXECUTIVE

By: /s/ C. Jeffrey Simpson                    /s/ Michael Sherman
    ----------------------------------       ----------------------------------

Name:  C. Jeffrey Simpson                    Date: 12/20/02
     ---------------------------------            ------------------------------

Title: Chairman and CEO                      Address:
     ---------------------------------               ---------------------------

Date: 12/20/02
      ---------------------------------     -----------------------------------

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